UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement

☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, on Friday, May 15, 2015, at 10:00 a.m., Eastern Daylight Time (the “2015 Annual Meeting”). American Water filed a definitive proxy statement and a definitive form of proxy card with the SEC on March 27, 2015 in connection with its solicitation of proxies to be used at the 2015 Annual Meeting (the “2015 Annual Meeting Proxy Statement”).

Letter to Stockholders dated May 8, 2015

Attached hereto is a letter dated May 8, 2015 that American Water is issuing to stockholders in which American Water comments on why stockholders should vote at the 2015 Annual Meeting to support American Water’s Proposal 6, a proposal to approve the adoption, by the American Water Board of Directors of an amendment to American Water’s Amended and Restated Bylaws establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal actions.

Additional Information and Where To Find It

Stockholders can obtain copies of American Water’s 2015 Annual Meeting Proxy Statement, any amendments or supplements to the 2015 Annual Meeting Proxy Statement and other documents filed by American Water with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.amwater.com, by writing to American Water’s Corporate Secretary at American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or by emailing Investor Relations at aw.investorrelations@amwater.com.

IMPORTANT - TIME IS SHORT!

VOTE “FOR” PROPOSAL 6 TO SUPPORT

OUR EXCLUSIVE FORUM PROPOSAL

May 8, 2015

Dear Fellow Stockholder:

Last week, we wrote to you seeking your support at the American Water Works Company, Inc.’s 2015 Annual Meeting of Stockholders, to be held on Friday, May 15, 2015, in voting “FOR” Proposal 6, to approve the adoption of an amendment by American Water’s Board of Directors to American Water’s Amended and Restated Bylaws (establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal actions. The exclusive forum proposal is further described beginning on page 72 of our 2015 Annual Meeting Proxy Statement.

Our Board of Directors and a leading proxy advisory firm Egan-Jones have recommended that stockholders vote in favor of our exclusive forum proposal. In contrast, ISS Proxy Advisory Services, or ISS, and Glass, Lewis & Co., LLC, or Glass Lewis, have chosen to recommend against our exclusive forum proposal. ISS and Glass Lewis both seem to take the position that we have not made a sufficiently compelling case as to why stockholders should vote to support our exclusive forum proposal and both seem to take the view that a company should demonstrate substantial harm from litigation in the courts located outside the State of Delaware before shareholders should vote to approve an exclusive jurisdiction bylaw amendment. As we indicated to you last week, your Board believes that the best interests of our stockholders require that we proactively manage the risks that American Water faces as the most geographically diversified and largest publicly-traded, United States water and wastewater utility company, as measured by both operating revenue and population served. Given that American Water is incorporated in Delaware, maintains its executive offices in New Jersey and provides drinking water, wastewater and other water-related services in over 40 states, American Water is vulnerable to being the subject of lawsuits arising out of its business and operations almost anywhere in the United States.

Since last week, there have been additional developments that we believe reinforce our previous arguments in support of Proposal 6, our exclusive forum proposal, and that we believe are critical to an understanding of why we believe stockholders should vote to support our exclusive forum proposal. You should consider the following additional information before determining how to vote your proxy card as to our exclusive forum proposal.

On May 6, 2015, we received a pre-suit demand letter from a nationally-known class-action lawyer who was acting on behalf of a purported stockholder. The pre-suit demand letter seeks to have American Water’s Board of Directors, among other things, commence litigation against any and all persons and entities that are alleged to be responsible for matters relating to the alleged effects of the Freedom Industries, Inc.’s chemical spill on water supplied to American Water’s customers in West Virginia, including American Water’s officers and directors. This nationally-known class-action lawyer made very clear in his correspondence to American Water that he is considering filing a derivative action against American Water’s officers and directors but gave no hint as to which jurisdiction he would choose to file such a derivative action.

This is certainly not the first time we have been in the cross-hairs of a nationally-known class action lawyer. As we have disclosed in our SEC filings, over the years, we have received a number of pre-suit demand letters from nationally-known class action law firms threatening us with derivative or other vexatious lawsuits. We believe these law firms expect that the costs, disruptions and risks entailed in defending these lawsuits, particularly the costs and risks related to the possibility of having to defend ourselves against the same set of plaintiffs in multiple jurisdictions, will eventually cause us to capitulate and settle with them. Putting aside all of the numerous arguments relating to how distracting, costly and disruptive these types of litigation matters are to any public company and how these lawsuits often benefit the law firms that bring them rather than any of the named plaintiffs, they are even more costly since, without passage of our exclusive forum proposal, we are at risk of having to defend multiple lawsuits in multiple jurisdictions on matters that ultimately relate to the corporate law of Delaware, our state of incorporation. We are also presently at risk that due to the possibility of duplicative litigation, the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. Any of these could expose American Water to increased expenses or losses.

After considering the foregoing additional information which demonstrates that we are clearly a target for vexatious derivative lawsuits initiated by nationally-known class action attorneys, we hope you would agree with your Board’s unanimous determination that our exclusive forum proposal is in the best interests of American Water and its stockholders and will vote “FOR” Proposal 6, our exclusive forum proposal establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal actions.

Sincerely,

George MacKenzie Chairman of the Board of Directors	Susan N. Story President, Chief Executive Officer and Director

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,400 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 15 million people in more than 45 states and parts of Canada. More information can be found at www.amwater.com.

Additional Information and Where To Find It

Stockholders can obtain copies of American Water’s 2015 Annual Meeting Proxy Statement, any amendments or supplements to the 2015 Annual Meeting Proxy Statement and other documents filed by American Water with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.amwater.com, by writing to American Water’s Corporate Secretary at American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or by emailing Investor Relations at aw.investorrelations@amwater.com.

IMPORTANT!

PLEASE VOTE TODAY “FOR” PROPOSAL 6

TO SUPPORT OUR EXCLUSIVE FORUM PROPOSAL!

Remember, you can vote your shares by telephone or via the Internet.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com